Exhibit 99.1

Avon Reports Third-Quarter 2017 Results

LONDON, November 2, 2017 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the quarter ended September 30, 2017.

“Our third quarter has been a productive period. While we saw mixed results, I am encouraged by the revenue improvement in many of our top 15 markets and the underlying business trends we are beginning to see. Our innovation pipeline is starting to gain traction and we are close to realizing our annual cost reduction milestone. We remain intensely focused on improving our Representative experience, which results in higher engagement and her success,” said Sheri McCoy, Chief Executive Officer, Avon Products, Inc.

Sheri McCoy went on to say, “It will take time to fully realize the benefits from our near and long-term initiatives in this highly competitive market, but with the right team in place we are poised to accelerate the pace of our progress.”

Commenting on behalf of the Board, Chan Galbato, non-executive Chairman of Avon Products’ Board of Directors said, “The search for a new Chief Executive Officer for Avon is underway. The Board is pleased with the progress and the strong interest we are receiving.”

Highlights for Third Quarter of 2017:

•	Revenue increased 1% to $1.4 Billion; Relatively unchanged in constant dollars[1]

•	Active Representatives and Ending Representatives, both from Reportable Segments, declined 3% and 2%, respectively

•	Operating Margin decreased 210 bps to 5.9%; Adjusted[1] Operating Margin decreased 70 bps to 6.3%, both negatively impacted by higher bad debt and Representative, sales leader and field expense

•	Diluted Earnings Per Share From Continuing Operations of $0.01; Adjusted Diluted Earnings Per Share From Continuing Operations of $0.03

•	Within approximately $25 million of our annual cost savings target of $230m and on track to meet three-year goal

•	Modest improvement in trends expected to continue in fourth quarter but results will fall below full year guidance
Third-Quarter 2017 Income Statement Review (compared with third-quarter 2016)

•	Total revenue for Avon Products, Inc. increased 1% to $1.4 billion and was relatively unchanged in constant dollars.

•	From reportable segments:

◦	Total revenue increased 1% to $1.4 billion and was relatively unchanged in constant dollars.

◦	Active Representatives declined 3% with decreases in South Latin America and Europe, Middle East & Africa partially offset by an increase in North Latin America.

◦	Average order increased 3% with growth in South Latin America, Asia Pacific and North Latin America.

◦	Ending Representatives declined 2% with decreases in South Latin America and Asia Pacific partially offset by increases in Europe, Middle East & Africa and North Latin America.

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•	Gross margin and Adjusted gross margin each increased 30 basis points to 61.2%, primarily due to the favorable net impact of price/mix.

•
Operating margin was 5.9% in the quarter, down 210 basis points, while Adjusted operating margin was 6.3%, down 70 basis points. The operating margin comparison was unfavorably impacted by proceeds recognized in the third quarter of 2016 as a result of a legal settlement, partially offset by lower costs to implement ("CTI") restructuring in the current year. Both the operating margin and Adjusted operating margin year-over-year comparisons were negatively impacted by higher bad debt expense, primarily in Brazil, and higher Representative, sales leader and field expense, also primarily in Brazil. These factors were partially offset by lower incentive compensation plan expenses and lower fixed expenses, including the benefit of cost reductions associated with the Transformation Plan.

•
The provision for income taxes was $36 million, compared with $38 million for the third quarter of 2016. On an Adjusted basis, the provision for income taxes was $36 million, compared with $42 million for the third quarter of 2016.

•
Income from continuing operations, net of tax was $12 million, or $0.01 per diluted share, compared with $36 million, or $0.07 per diluted share, for the third quarter of 2016. Adjusted income from continuing operations, net of tax was $18 million, or $0.03 per diluted share, compared with $16 million, or $0.02 per diluted share, for the third quarter of 2016. Earnings allocated to convertible preferred stock had a negative $0.02 impact on Diluted earnings per share and a negative $0.01 impact on Adjusted diluted earnings per share in the third quarter of 2017, compared with a negative $0.01 impact on Diluted earnings per share and a negative $0.02 impact on Adjusted diluted earnings per share in the third quarter of 2016.

•	Loss from discontinued operations, net of tax in the third quarter of the prior year of $1 million, or $0.00 per diluted share, was associated with the previously separated North America business.
Adjustments to Third-Quarter 2017 GAAP Results to Arrive at Adjusted Results
During the third quarter of 2017, the Company recorded costs to implement restructuring within operating profit of approximately $6 million before and after tax, primarily related to the Transformation Plan. These restructuring costs have been reflected as an adjustment to GAAP results to arrive at Adjusted results and increased diluted earnings per share from continuing operations by $0.02.

THREE MONTHS ENDED SEPTEMBER 30, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 3Q16	% var. vs 3Q16	% var. vs 3Q16	% var. vs 3Q16	% var. vs 3Q16	% var. vs 3Q16	% var. vs 3Q16

Europe, Middle East & Africa	$482.8	1%	(2)%	(2)%	—%	(5)%	3%	1%
South Latin America	589.7	(1)	—	(6)	6	(7)	7	(6)
North Latin America	206.0	5	2	1	1	(3)	5	1
Asia Pacific	130.1	(1)	3	—	3	3	—	(3)
Total from reportable segments	1,408.6	1	—	(3)	3	(5)	5	(2)
Other operating segments and business activities	9.2	(2)	(2)	(100)	*	*	*	(100)
Total Avon	$1,417.8	1%	—%	(3)%	3%	(5)%	5%	(2)%

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Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 3Q16	Change in C$ vs 3Q16

Segment profit/margin
Europe, Middle East & Africa	$65.9	13.6%	(30) bps	(90) bps
South Latin America	66.3	11.2	(120)	(110)
North Latin America	17.2	8.3	(410)	(350)
Asia Pacific	13.0	10.0	20	110
Total from reportable segments	162.4	11.5	(120)	(120)
Other operating segments and business activities	1.1
Unallocated global expenses	(74.3)
CTI restructuring initiatives	(6.2)
Total Avon	$83.0	5.9%	(210) bps	(230) bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which was closed in 2016.
Third-Quarter 2017 Segment Review (compared with third-quarter 2016)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment constant-dollar revenue was relatively unchanged, with average order growth offset by Active Representative declines, primarily in Brazil. The Company saw constant-dollar revenue improvement in many of its top 15 markets. While these trends are encouraging, there is still a lot of work to be done, particularly in some of its larger markets, which are highly competitive and in various stages of recovery.

•	Europe, Middle East & Africa revenue was up 1%, or down 2% in constant dollars, driven by a decrease in Active Representatives.

◦	Russia revenue was up 3%, or down 6% in constant dollars, due to a decrease in Active Representatives, as well as lower average order.

◦	U.K. revenue was down 13%, or 12% in constant dollars, primarily due to a decrease in Active Representatives.

•	South Latin America revenue was down 1%, or relatively unchanged in constant dollars, driven by a decrease in Active Representatives, offset by higher average order.

◦	Brazil revenue was down 3%, or 5% in constant dollars, primarily due to a decrease in Active Representatives, partially offset by higher average order.

•	North Latin America revenue was up 5%, or 2% in constant dollars, driven by higher average order and an increase in Active Representatives.

◦	Mexico revenue was up 4%, or down 1% in constant dollars, primarily due to a decline in Active Representatives.

•	Asia Pacific revenue was down 1%, or up 3% in constant dollars, primarily due to higher average order.

◦	Philippines revenue was up 4%, or 12% in constant dollars, driven by higher average order and an increase in Active Representatives.
Third-Quarter 2017 Cash Flow Review

•
Net cash provided by operating activities of continuing operations was $35 million for the nine months ended September 30, 2017, compared with $104 million net cash used in the same period in 2016. The $139 million increase was primarily due to improvements in working capital. The year-over-year comparison also benefited from Industrial Production Tax ("IPI") payments made in Brazil in 2016 that did not recur in 2017 (based on an injunction received in May 2016 that no longer required the Company to make cash deposits related to IPI taxes).

•
Net cash used by investing activities of continuing operations was $42 million for the nine months ended September 30, 2017, compared with $68 million in the same period in 2016. The year-over-year improvement was primarily due to a $22 million cash distribution received from New Avon LLC in the third quarter of 2017.

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•
Net cash used by financing activities of continuing operations was $10 million for the nine months ended September 30, 2017, as compared to net cash provided of $569 million in the same period in 2016. The $579 million decrease was primarily due to the net proceeds of debt issued in the third quarter of 2016 and the net proceeds related to the issuance of Series C Preferred Stock received in 2016, partially offset by third quarter 2016 payments for cash tender offers.

Transformation Plan
The Company is in the second year of its three-year transformation plan which is focused on three pillars - reducing cost, improving financial resilience and investing in growth.

To achieve its plan, the Company recognizes the need to focus on the foundations of its business and drive a performance-based culture. This will increase its ability to drive results and deliver steady execution going forward. While the Company is addressing challenges in the business, it is moving forward with urgency, focusing on the following key elements of its roadmap to growth:

•	Deliver a Seamless, Competitive Representative Experience - investment to upgrade systems and drive mobile connectivity in its markets to make doing business easier for our Representatives;

•
Insightful Data & Analytics - improve the Company's ability to support the Representative and help her run her business more effectively through deeper insight and analytics into Representative behavior and needs;

•	Rigorous Performance Management - the new executive team is a key enabler to driving a performance-based culture for ownership of results; and

•
Relentless Focus on Execution Capabilities - focus on developing a service mindset and enable the implementation of changes, with minimal disruption, through pilot programs that cover service from end to end.

The Company's Transformation Plan cost savings target is $230 million for 2017, which includes both run-rate savings from 2016, along with in-year savings from current year initiatives. Based on savings realized through the first nine months of 2017, the Company is within approximately $25 million of its annual savings target and is more than half way to the total cost savings targeted for the three-year Transformation Plan of $350 million. These savings have helped offset the impact of inflation.

Full-Year 2017 Outlook
“With mixed results in Q3 and some positive trends, we expect to see modest improvement continue in Q4. However, it will not be enough to overcome the slow start to 2017, and thus we expect annual results to come in below our 2017 guidance. We are focused on improving key operating metrics in our core markets, which is crucial as we exit the year and continue on our roadmap to growth. With that in mind, we remain focused on initiating the execution of key programs that will allow us to achieve our long-term goals,” said Jamie Wilson, Chief Financial Officer, Avon Products, Inc.

Management has been focused on fixing the business fundamentals to improve operating performance, particularly in its largest markets. After a slow start to the year, management is encouraged by the traction that it saw in key financial areas as it exited the quarter, including improving run rates for both constant-dollar revenue and Adjusted operating margin. Management expects to see continued improvement in the fourth quarter, with flat to slightly positive performance compared to last year in constant-dollar revenue and Adjusted operating margin. Management expects to meet its 2017 cost savings target and deliver positive free cash flow for the year, enhanced by slower than planned capital expenditures in the year.

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Conference call
Avon will conduct a conference call at 8:30 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 93387068). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Mathilde Milch
or	(212) 333-3810
ICR, Inc.	or
Allison Malkin/Caitlin Morahan	Laura Buchanan
(203) 682-8200	+44 207 404 5959
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, the Company's Transformation Plan, including planned executive changes, and the impact of foreign currency, taxes and tax rates amongst others. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Nine Months Ended		Percent Change
	September 30			September 30
	2017	2016		2017	2016
Net sales	$1,378.2	$1,367.5	1%	$4,029.8	$4,047.0	—%
Other revenue	39.6	41.3		117.0	102.6
Total revenue	1,417.8	1,408.8	1%	4,146.8	4,149.6	—%
Cost of sales	550.0	550.9		1,592.1	1,634.7
Selling, general and administrative expenses	784.8	745.9		2,411.4	2,300.0
Operating profit	83.0	112.0	(26)%	143.3	214.9	(33)%
Interest expense	34.8	34.4		106.0	100.3
Gain on extinguishment of debt	—	(3.9)		—	(3.9)
Interest income	(3.4)	(3.5)		(11.2)	(12.8)
Other expense, net	3.6	10.4		19.4	142.9
Total other expenses	35.0	37.4		114.2	226.5
Income (loss) from continuing operations, before taxes	48.0	74.6	(36)%	29.1	(11.6)	*
Income taxes	(36.1)	(38.3)		(99.5)	(72.1)
Income (loss) from continuing operations, net of tax	11.9	36.3	(67)%	(70.4)	(83.7)	16%
Loss from discontinued operations, net of tax	—	(0.7)		—	(12.9)
Net income (loss)	11.9	35.6		(70.4)	(96.6)
Net loss (income) attributable to noncontrolling interests	0.6	0.4		0.9	(0.3)
Net income (loss) attributable to Avon	$12.5	$36.0	(65)%	$(69.5)	$(96.9)	28%
Earnings (loss) per share:(1)
Basic
Basic EPS from continuing operations	$0.01	$0.07	(86)%	$(0.20)	$(0.22)	9%
Basic EPS from discontinued operations	—	—		—	(0.03)
Basic EPS attributable to Avon	$0.01	$0.07	(86)%	$(0.20)	$(0.25)	20%
Diluted
Diluted EPS from continuing operations	$0.01	$0.07	(86)%	$(0.20)	$(0.22)	9%
Diluted EPS from discontinued operations	—	—		—	(0.03)
Diluted EPS attributable to Avon	$0.01	$0.07	(86)%	$(0.20)	$(0.25)	20%

Weighted-average shares outstanding:
Basic	440.0	437.4		439.5	436.7
Diluted	440.0	437.4		439.5	436.7

* Calculation not meaningful

(1) Under the two-class method, earnings (loss) per share is calculated using net income (loss) allocable to common shares, which is derived by reducing net income (loss) by the earnings (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net income allocable to common shares used in the basic and diluted earnings per share calculation was $6.5 and $29.4 for the three months ended September 30, 2017 and 2016, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($85.8) and ($108.4) for the nine months ended September 30, 2017 and 2016, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30,	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$663.8	$654.4
Accounts receivable, net	473.5	458.9
Inventories	662.5	586.4
Prepaid expenses and other	292.2	291.3
Current assets of discontinued operations	0.5	1.3
Total current assets	2,092.5	1,992.3
Property, plant and equipment, at cost	1,488.3	1,424.1
Less accumulated depreciation	(781.8)	(712.8)
Property, plant and equipment, net	706.5	711.3
Goodwill	96.8	93.6
Other assets	620.8	621.7
Total assets	$3,516.6	$3,418.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$16.1	$18.1
Accounts payable	796.7	768.1
Accrued compensation	149.0	129.2
Other accrued liabilities	360.6	401.9
Sales taxes and taxes other than income	137.5	147.0
Income taxes	9.1	10.7
Current liabilities of discontinued operations	2.5	10.7
Total current liabilities	1,471.5	1,485.7
Long-term debt	1,873.0	1,875.8
Employee benefit plans	160.9	164.5
Long-term income taxes	82.9	78.6
Long-term sales taxes and taxes other than income	185.2	124.5
Other liabilities	90.6	81.3
Total liabilities	3,864.1	3,810.4

Series C convertible preferred stock	461.9	444.7

Shareholders’ Deficit
Common stock	189.7	188.8
Additional paid-in capital	2,290.7	2,273.9
Retained earnings	2,235.4	2,322.2
Accumulated other comprehensive loss	(934.6)	(1,033.2)
Treasury stock, at cost	(4,601.7)	(4,599.7)
Total Avon shareholders’ deficit	(820.5)	(848.0)
Noncontrolling interests	11.1	11.8
Total shareholders’ deficit	(809.4)	(836.2)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,516.6	$3,418.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended
	September 30
	2017	2016
Cash Flows from Operating Activities
Net loss	$(70.4)	$(96.6)
Loss from discontinued operations, net of tax	—	12.9
Loss from continuing operations, net of tax	$(70.4)	$(83.7)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	63.4	62.5
Amortization	22.2	22.4
Provision for doubtful accounts	168.5	114.6
Provision for obsolescence	27.7	26.6
Share-based compensation	22.0	23.1
Foreign exchange losses (gains)	12.0	(0.3)
Deferred income taxes	15.4	(16.3)
Loss on deconsolidation of Venezuela	—	120.5
Other	37.0	3.0
Changes in assets and liabilities:
Accounts receivable	(170.1)	(167.1)
Inventories	(71.6)	(109.5)
Prepaid expenses and other	18.0	(16.8)
Accounts payable and accrued liabilities	(51.1)	(41.7)
Income and other taxes	(15.3)	(15.3)
Noncurrent assets and liabilities	27.3	(26.3)
Net cash provided (used) by operating activities of continuing operations	35.0	(104.3)
Cash Flows from Investing Activities
Capital expenditures	(66.7)	(68.2)
Disposal of assets	3.3	3.3
Distribution from New Avon LLC	22.0	—
Reduction of cash due to Venezuela deconsolidation	—	(4.5)
Other investing activities	(0.1)	1.6
Net cash used by investing activities of continuing operations	(41.5)	(67.8)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	(0.7)	(31.4)
Proceeds from debt	—	508.7
Repayment of debt	(2.3)	(311.9)
Repurchase of common stock	(6.6)	(5.3)
Net proceeds from the sale of series C convertible preferred stock	—	426.3
Other financing activities	(.2)	(17.2)
Net cash (used) provided by financing activities of continuing operations	(9.8)	569.2
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(7.5)	(67.6)
Net cash used by investing activities of discontinued operations	—	(94.6)
Net cash used by discontinued operations	(7.5)	(162.2)
Effect of exchange rate changes on cash and cash equivalents	33.2	(17.9)
Net increase in cash and cash equivalents	9.4	217.0
Cash and cash equivalents at beginning of year(1)	654.4	684.7
Cash and cash equivalents at end of period	$663.8	$901.7

(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) at the beginning of the year in 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

NINE MONTHS ENDED SEPTEMBER 30, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 9M16	% var. vs 9M16	% var. vs 9M16	% var. vs 9M16	% var. vs 9M16	% var. vs 9M16	% var. vs 9M16

Europe, Middle East & Africa	$1,484.9	(2)%	(4)%	(3)%	(1)%	(9)%	5%	1%
South Latin America	1,647.0	6	1	(4)	5	(5)	6	(6)
North Latin America	607.0	(3)	—	(1)	1	(2)	2	1
Asia Pacific	379.0	(7)	(3)	(5)	2	(1)	(2)	(3)
Total from reportable segments	4,117.9	—	(2)	(3)	1	(6)	4	(2)
Other operating segments and business activities	28.9	(32)	(14)	(100)	*	*	*	(100)
Total Avon	$4,146.8	—%	(2)%	(3)%	1%	(6)%	4%	(2)%

Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 9M16	Change in C$ vs 9M16

Segment profit/margin
Europe, Middle East & Africa	$222.5	15.0%	60 bps	20 bps
South Latin America	124.8	7.6	(250)	(220)
North Latin America	56.0	9.2	(440)	(410)
Asia Pacific	34.1	9.0	(160)	(100)
Total from reportable segments	437.4	10.6	(170)	(150)
Other operating segments and business activities	3.9
Unallocated global expenses	(243.3)
CTI restructuring initiatives	(36.5)
Loss contingency	(18.2)
Total Avon	$143.3	3.5%	(170) bps	(170) bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which was closed in 2016, as well as the business results for Venezuela, which was deconsolidated effective March 31, 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended September 30		US$	C$
	2017	2016	% var. vs 3Q16	% var. vs 3Q16
Beauty:
Skincare	$397.1	$396.7	—%	(2)%
Fragrance	389.8	373.2	4	4
Color	246.3	243.9	1	—
Total Beauty	1,033.2	1,013.8	2	1
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	195.2	201.9	(3)	(4)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	149.8	150.4	—	(1)
Total Fashion & Home	345.0	352.3	(2)	(2)
Net sales from reportable segments	1,378.2	1,366.1	1	—
Other revenue from reportable segments	30.4	33.3	(9)	(10)
Total revenue from reportable segments	1,408.6	1,399.4	1	—
Total revenue from Other operating segments and business activities	9.2	9.4	(2)	(2)
Total revenue	$1,417.8	$1,408.8	1	—

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Nine Months Ended September 30		US$	C$
	2017	2016	% var. vs 9M16	% var. vs 9M16
Beauty:
Skincare	$1,182.0	$1,175.9	1%	(2)%
Fragrance	1,101.3	1,065.2	3	2
Color	724.3	743.7	(3)	(5)
Total Beauty	3,007.6	2,984.8	1	(2)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	591.8	615.0	(4)	(5)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	430.3	428.6	—	(1)
Total Fashion & Home	1,022.1	1,043.6	(2)	(3)
Net sales from reportable segments	4,029.7	4,028.4	—	(2)
Other revenue from reportable segments	88.2	78.5	12	10
Total revenue from reportable segments	4,117.9	4,106.9	—	(2)
Total revenue from Other operating segments and business activities	28.9	42.7	(32)	(14)
Total revenue	$4,146.8	$4,149.6	—	(2)

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Total revenue	$1,417.8	$—	$1,417.8
Cost of sales	550.0	—	550.0
Selling, general and administrative expenses	784.8	6.2	778.6
Operating profit	83.0	6.2	89.2
Income from continuing operations, before taxes	48.0	6.2	54.2
Income taxes	(36.1)	(0.1)	(36.2)
Income from continuing operations, net of tax	$11.9	$6.1	$18.0

Diluted EPS from continuing operations	$0.01		$0.03

Gross margin	61.2%	—	61.2%
SG&A as a % of revenues	55.4%	(0.4)	54.9%
Operating margin	5.9%	0.4	6.3%
Effective tax rate	75.2%		66.8%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$4,146.8	$—	$—	$4,146.8
Cost of sales	1,592.1	(0.1)	—	1,592.2
Selling, general and administrative expenses	2,411.4	36.6	18.2	2,356.6
Operating profit	143.3	36.5	18.2	198.0
Income from continuing operations, before taxes	29.1	36.5	18.2	83.8
Income taxes	(99.5)	(1.9)	—	(101.4)
Loss from continuing operations, net of tax	$(70.4)	$34.6	$18.2	$(17.6)

Diluted EPS from continuing operations	$(0.20)			$(0.08)

Gross margin	61.6%	—	—	61.6%
SG&A as a % of revenues	58.2%	(0.9)	(0.4)	56.8%
Operating margin	3.5%	0.9	0.4	4.8%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Gain on extinguishment of debt	Adjusted (Non-GAAP)
Total revenue	$1,408.8	$—	$—	$—	$1,408.8
Cost of sales	550.9	—	—	—	550.9
Selling, general and administrative expenses	745.9	14.0	(27.2)	—	759.1
Operating profit	112.0	14.0	(27.2)	—	98.8
Income from continuing operations, before taxes	74.6	14.0	(27.2)	(3.9)	57.5
Income taxes	(38.3)	(3.4)	$—	—	(41.7)
Income from continuing operations, net of tax	$36.3	$10.6	$(27.2)	$(3.9)	$15.8

Diluted EPS from continuing operations	$0.07				$0.02

Gross margin	60.9%	—	—	—	60.9%
SG&A as a % of revenues	52.9%	(1.0)	1.9	—	53.9%
Operating margin	8.0%	1.0	(1.9)	—	7.0%
Effective tax rate	51.3%				72.5%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Venezuelan special items	Gain on extinguishment of debt	Special tax items	Adjusted (Non-GAAP)
Total revenue	$4,149.6	$—	—	$—	$—	$—	$4,149.6
Cost of sales	1,634.7	0.3	—	—	$—	—	1,634.4
Selling, general and administrative expenses	2,300.0	69.9	(27.2)	—	—	—	2,257.3
Operating profit	214.9	70.2	(27.2)	—	—	—	257.9
(Loss) income from continuing operations, before taxes	(11.6)	70.2	(27.2)	120.5	(3.9)	—	148.0
Income taxes	(72.1)	(13.6)	—	—	—	(36.4)	(122.1)
(Loss) income from continuing operations, net of tax	$(83.7)	$56.6	$(27.2)	$120.5	$(3.9)	$(36.4)	$25.9

Diluted EPS from continuing operations	$(0.22)						$0.03

Gross margin	60.6%	—	—	—	—	—	60.6%
SG&A as a % of revenues	55.4%	(1.7)	0.7	—	—	—	54.4%
Operating margin	5.2%	1.7	(0.7)	—	—	—	6.2%
Effective tax rate	*						82.5%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	Three Months Ended September 30, 2017		Nine Months Ended September 30, 2017
Year-on-Year impact on Reported (GAAP) results:	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)		Estimated impact on diluted EPS
Total revenue	1 pt		2	pts
Operating profit - transaction	$(10)	$(0.01)	$10		$0.02
Operating profit - translation	5	—	15		0.02
Total operating profit	$(5)	$(0.01)	$25		$0.04
Operating margin	(20 bps)		60 bps
Revaluation of working capital	$4	$0.01	$9		$0.01
Diluted EPS		$—			$0.05

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(10)	$(0.01)	$10		$0.02
Adjusted operating profit - translation	5	—	15		0.02
Total Adjusted operating profit	$(5)	$(0.01)	$25		$0.04
Adjusted operating margin	(20 bps)		50 bps
Revaluation of working capital	$4	$0.01	$9		$0.01
Adjusted diluted EPS		$—			$0.05

Amounts in the table above may not necessarily sum because the computations are made independently.

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedules - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
In addition, the Company defines free cash flow as net cash provided (used) by operating activities of continuing operations less capital expenditures.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with

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GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) costs to implement ("CTI") restructuring initiatives; 2) a charge for a loss contingency related to a non-U.S. pension plan ("Loss contingency"); 3) the net proceeds recognized as a result of settling claims relating to professional services ("Legal settlement"); 4) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 ("Venezuelan special items"); 5) a net gain related to the extinguishment of debt ("Gain on extinguishment of debt"); and 6) income tax benefits realized in the first quarter of 2016 as a result of tax planning strategies and in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia ("Special tax items").
The Loss contingency includes the impact on the Consolidated Statements of Operations during the second quarter of 2017 caused by a charge of approximately $18 million for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented.
The Legal settlement includes the impact on the Consolidated Statements of Operations during the third quarter of 2016 associated with the net proceeds of approximately $27 million recognized as a result of settling claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter.
The Venezuelan special items include the impact on the Consolidated Statements of Operations during the first quarter of 2016 caused by the deconsolidation of the Company's Venezuelan operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within accumulated other comprehensive loss associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy.
The Gain on extinguishment of debt includes the impact on the Consolidated Statements of Operations during the third quarter of 2016 due to a net gain on extinguishment of debt caused by the deferred gain associated with interest-rate swap agreement terminations, partially offset by the early tender premium paid, the deferred loss associated with treasury lock agreements, deal costs and the write-off of debt issuance costs and discounts associated with the cash tender offers in August 2016.
The Special tax items include the impact on the provision for income taxes in the Consolidated Statements of Operations during the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia of approximately $7 million. Special tax items also include the impact on the provision for income taxes in the Consolidated Statements of Operations during the first quarter of 2016 due to an income tax benefit of approximately $29 million recognized as the result of the implementation of foreign tax planning strategies.

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